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                                                          EXHIBIT NO. 99.5(a)


                         INVESTMENT ADVISORY AGREEMENT



INVESTMENT ADVISORY AGREEMENT, made this 20th day of May, 1982, by and between MASSACHUSETTS FINANCIAL INTERNATIONAL TRUST, a voluntary association having transferable shares, organized and existing under the laws of the Commonwealth of Massachusetts (the "Trust"), and MASSACHUSETTS FINANCIAL SERVICES COMPANY, a Delaware corporation (the "Adviser").

                                  WITNESSETH:

WHEREAS, the Trust is engaged in business as an open-end investment company registered under the Investment Company Act of 1940; and

WHEREAS, the Adviser is willing to provide business management services to the Bond Portfolio of the Trust (the "Fund") on the terms and conditions hereinafter set forth;

NOW, THEREFORE, in consideration of the mutual covenants and agreements of the parties hereto as herein set forth, the parties covenant and agree as follows:

         1. Duties of the Adviser. The Adviser shall provide the Fund with such investment advice and supervision as the latter may from time to time consider necessary for the proper management of its funds. The Adviser shall act as Adviser to the Fund and as such shall furnish continuously an investment program and shall determine from time to time what securities and gold shall be purchased, sold or exchanged and what portion of the assets of the Fund shall be held uninvested, subject always to the restrictions of its Declaration of Trust, dated August 22, 1980 (the "Declaration") and By-Laws, as amended from time to time, to the provisions of the Investment Company Act of 1940 and to the Fund's then current Prospectus. The Adviser shall also make recommendations as to the manner in which voting rights, rights to consent to corporate action and any other rights pertaining to the Fund's portfolio securities shall be exercised. Should the Trustees at any time, however, make any definite determination as to investment policy and notify the Adviser thereof in writing, the Adviser shall be bound by such determination for the period, if any, specified in such notice or until similarly notified that such determination has been revoked. The Adviser shall take, on behalf of the Fund, all actions which it deems necessary to implement the investment policies determined as provided above, and in particular to place all orders for the purchase or sale of portfolio securities and gold for the Fund's account with brokers, dealers or bankers selected by it, and to that end the Adviser is authorized as the agent of the Fund to give instructions to the Custodian and any Sub-Custodian of the Fund as to deliveries of securities and gold, transfers of currencies and payments of cash for the account of the Fund. In connection with the selection of such brokers, dealers or bankers and the placing of such orders, the Adviser is directed to seek for the Fund execution at the most favorable price by responsible brokerage firms at reasonably competitive commission rates. In
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fulfilling  this  requirement  the  Adviser  shall not be  deemed to have  acted unlawfully or to have breached any duty, crated by this Agreement or otherwise, solely by reason of its having caused the Fund to pay a broker or dealer an amount of commission for effecting a securities transaction in excess of the amount of commission another broker or dealer would have charged for effecting that transaction, if the Adviser determined in good faith that such amount of commission was reasonable in relation to the value of the brokerage and research services provided by such broker or dealer, viewed in terms of either that particular transaction or the Adviser's overall responsibilities with respect to the Fund and to other clients of the Adviser as to which the Adviser exercises
investment   discretion.   The  Trust  and  the  Adviser  have  entered  into  a
Sub-Investment Advisory Agreement dated the same date as this Agreement with Lombard Odier International Portfolio Management Limited ("LOIPM") providing that LOIPM shall furnish certain advisory and other services to the Fund and the
Adviser  and  also   providing   that  on  the  terms  and  conditions  of  said
Sub-Investment Advisory Agreement LOIPM may, in lieu of the Adviser, determine from time to time what securities and gold shall be purchased, sold or exchanged by the Fund and what portion of the assets of the Fund shall be held uninvested. The Trust and the Adviser have entered into a Sub-Investment Advisory Agreement dated the same date as this Agreement with Lombard Odier International Portfolio Management Limited ("LOIPM") providing that LOIPM shall furnish certain advisory and other services to the Fund and the Adviser and also providing that on the terms and conditions of said Sub-Investment Advisory Agreement LOIPM may, in lieu of the Adviser, determine from time to time what securities and gold shall be purchased, sold or exchanged by the Fund and what portion of the assets of the Fund shall be held uninvested.

         2. Allocation of Charges and Expenses. The Adviser shall furnish at its own expense administrative and executive services, office space, equipment and clerical personnel necessary for conducting the affairs of the Trust and maintaining its organization, and investment advisory facilities and executive, investment advisory and supervisory personnel for managing the investments and effecting the portfolio transactions of the Fund. The Adviser shall arrange, if desired by the Trust, for directors, officers and employees of the Adviser to serve as Trustees, officers or agents of the Trust if duly elected or appointed to such positions and subject to their individual consent and to any limitations imposed by law. It is understood that the Trust will pay all of its own expenses including, without limitation, compensation of Trustees not "affiliated" with the Adviser; governmental fees; interest charges; taxes; membership dues in the Investment Company Institute allocable to the Trust; fees and expenses of independent auditors, of legal counsel and of any transfer agent, registrar or dividend disbursing agent of the Trust; expenses of distributing and redeeming shares and servicing shareholder accounts; expenses of preparing, printing and mailing stock certificates, prospectuses, shareholder's reports, notices, proxy statements and reports to governmental officers and commissions; expenses connected with the execution of portfolio transactions, insurance premiums, fees and expenses of the custodian for all services to the Trust, including safekeeping of funds and securities and keeping of books and accounts; expenses of maintaining required records, books and accounts and calculating the net asset value of shares of the Fund; expenses of shareholder's meetings, and expenses relating to the issuance, registration and qualification of shares of the Trust.
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         3.  Compensation of the Adviser. For the services to be rendered and the facilities provided, the Fund shall pay to the Adviser an investment advisory fee computed and paid monthly at an annual rate of 0.9% of the Fund's average daily net assets. Within thirty days following the close of any fiscal year of the Fund, the Adviser will pay to the Fund a sum (the "Expense Reimbursement") equal to the amount by which the aggregate expenses of the Fund, but excluding interest, taxes and brokerage commissions exceed the sum of (a) 1 1/2 % of the average daily net assets of such year up to and including $30 million, and (b) 1% of any excess of average daily net assets of such year over $30 million provided, however, that the Expense Reimbursement shall not exceed the Adviser's compensation paid pursuant to this Article 3 during such year. The obligation of the Adviser to reimburse the Fund for expenses incurred over any year may be terminated or revised at any time by the Adviser without the consent of the Fund by notice in writing from the Adviser to the Fund. If the Adviser shall serve for less than the whole of any period specified in this Article 3, the compensation to the Adviser shall be prorated.

         4. Covenants of the Adviser. The Adviser agrees that it will not deal with itself, or with the Trustees of the Trust or the Trust's principal underwriter, if any, as principals in making purchases or sales of securities or other property for the account of the Trust, except as permitted by the Investment Company Act of 1940 and the Rules, Regulations or orders thereunder, will not take a long or short position in the shares of the Trust except as provided by the Declaration, and will comply with all other provisions of the Declaration and By-Laws and the current Prospectus of the Trust relative to the Adviser and its directors and officers.

         5. Limitation of Liability of the Adviser. The Adviser shall not be liable for any error of judgment or mistake of law or for any loss arising out of any investment or for any act or omission in the execution and management of the Trust, except for willful misfeasance, bad faith or gross negligence in the performance of its duties, or by reason of reckless disregard of its obligations and duties hereunder. As used in this Article 5, the term "Adviser" shall include directors, officers and employees of the Adviser as well as that corporation itself.

         6. Activities of the Adviser. The services of the Adviser to the Trust are not to be deemed to be exclusive, the Adviser being free to render services to others. The Adviser may permit other fund clients to use the words "Massachusetts Financial" in their names. The Trust agrees that if the Adviser shall for any reason no longer serve as the Adviser to the Trust, the Trust will change its name so as to delete the words "Massachusetts Financial". It is understood that Trustees, officers, and shareholders of the Trust are or may be or become interested in the Adviser, as directors, officers, employees, or otherwise and that directors, officers and employees of the Adviser are or may become similarly interested in the Trust, and that the Adviser may be or become interested in the Trust as a shareholder or otherwise.

         7.  Duration,   Termination  and  Amendment  of  this  Agreement.  This
Agreement shall become effective on the day of its execution and shall govern the relations between the parties hereto thereafter, and shall remain in force until August 1, 1983 on which date it will terminate unless its continuance after August 1, 1983 is "specifically approved at least annually" (i) by the vote of a majority of the Trustees of the Trust who are not interested persons of the Trust or of
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the Adviser at a meeting  specifically  called for the purpose of voting on such approval, and (ii) by the Board of Trustees of the Trust, or by "vote of a majority of the outstanding voting securities of the Fund. The aforesaid requirement that continuance of this Agreement be "specifically approved at least annually" shall be construed in a manner consistent with the Investment Company Act of 1940 and the Rules and Regulations thereunder.

This Agreement may be terminated at any time without the payment of any penalty by the Trustees or by vote of a majority of the outstanding voting securities of the Fund, or by the Adviser, on not more than sixty days' nor less than thirty days' written notice to the other party. This Agreement shall automatically terminate in the event of its assignment.

This Agreement may be amended only if such amendment is approved by vote of a majority of the outstanding voting securities of the Fund. The terms "vote of a majority of the outstanding voting securities", "assignment," "affiliated person," and "interested person," when used in this Agreement, shall have the respective meanings specified in the Investment Company Act of 1940 and the Rules and Regulations thereunder, subject, however, to such exemptions as may be granted by the Securities and Exchange Commission under said Act.

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed and delivered in their names and on their behalf by the undersigned, thereto duly authorized, and their respective seals to be hereto affixed, all as of the day and year first above written. The undersigned Trustee of the Trust has executed this Agreement not individually, but as Trustee under the Trust's Declaration of Trust dated August 22, 1980, as amended, and the Obligations of this Agreement are not binding upon any of the Trustees or shareholders of the Trust, individually, but bind only the trust estate.

                                       MASSACHUSETTS FINANCIAL INTERNATIONAL
                                         TRUST



                                       By:     A. KEITH BRODKIN
                                               A. Keith Brodkin
                                               Trustee


                                       MASSACHUSETTS FINANCIAL SERVICES COMPANY



                                       By:     RICHARD B. BAILEY
                                               Richard B. Bailey
                                               President